Exhibit 10.5

May 27, 2008

PRIVATE AND CONFIDENTIAL

BY HAND

Dr. Heiner Dreismann

4253 Golden Oak Ct

Danville, CA 94506

Dear Heiner:

Re: Offer of Board Seat and Engagement of Consulting Services

It has been a pleasure to speak with you over these last few weeks and to hear your insight into the molecular diagnostics industry. Med BioGene (“MBI”), being an early-stage molecular diagnostic company, would benefit greatly from your industry experience and instinct and on behalf of the board we would like to invite you to join our board of directors. Also, outside of your duties as a director, we would like to engage you to provide consulting services to MBI. The general terms and conditions in respect of the foregoing are outlined below.

Appointment as Director

Your appointment as director is contingent upon (a) you consenting to act as a director, and (b) the board formally approving your appointment.

Enclosed herewith is a “Consent to act as Director”. Please sign and return the same to my attention.

Tenure as Director

You will hold office until the next annual general meeting of MBI or until your successor is duly elected or appointed, unless your office is earlier vacated in accordance with the Articles of MBI or with the provisions of the Business Corporations Act (British Columbia).

It is expected that you will at least stand for election as a director at the next annual general meeting of MBI to be held in August 2008.

Board Meetings

Board meetings are held at least once per quarter, with two meetings expected to be in person and the remaining two meetings held by teleconference, unless otherwise required.

Other board meetings may be convened, if required (eg. to approve financings, partnerships or other material agreements—certain of these matters may be approved by signed consent resolutions, with no need for a meeting).

Management provides to each board member the relevant board materials at least one week in advance of each meeting. You are expected to review the meeting materials in advance of the meeting, attend an appropriate number of board meetings and committee meetings, as applicable, and devote the necessary time and attention to effectively carry out the board’s responsibilities.

Engagement as Consultant

You will be engaged as a consultant to MBI to consult on matters respecting MBI’s business, including strategy, strategic partnering, commercialization and product development.

You will chair MBI’s Strategy Committee. We will consult with you as to the composition, purpose and workings of the committee, but it is currently proposed that the committee be comprised of relevant directors and senior management and shall meet at least once a month (either in person or by teleconference, as required), or less or more as required. You shall also make yourself available from time to time via teleconference to informally assist management with consideration of business matters as noted above.

Stock Options

You will be granted options to purchase 200,000 common shares of MBI (150,000 options as a director, and 50,000 options as a consultant).

After appointment to the board, directors also receive annual grants of 35,000 options, which amount may be increased or decreased at the discretion of the board. At the discretion of the board, additional options may be granted to you in your capacity as a consultant.

The options shall: (a) have a term of five years from the date of grant; (b) vest in equal monthly amounts for 18 months from the date of grant (the minimum requirement of the TSX Venture Exchange); (c) have an exercise price per share equal to closing price of MBI’s common shares on the TSX Venture Exchange on the day prior to the effective date of grant; and (d) be subject to a four month hold period beginning from the date of grant as required by the TSX Venture Exchange.

You and MBI will execute MBI’s standard form stock option agreement, which will contain, among other standard terms, the terms noted above.

Consulting Fees	MBI will pay to you consulting fees of $5000 per month. Such fees shall accrue and be immediately paid upon MBI’s next round of financing (either through an equity financing or other transaction whereby MBI receives cash available for operating purposes), with continuing monthly payments to be made on a monthly basis thereafter.

Expenses	You will be reimbursed by MBI for all ordinary and reasonable travelling and other out-of-pocket expenses legitimately incurred in connection with you undertaking your duties as a director and/or consultant. You shall furnish to MBI satisfactory receipts, statements and/or vouchers for reimbursement.

Air travel by you within North America shall be by economy class, and travel to outside of North America shall be by business class.

Confidentiality and Ownership of Work Product

In the performance of your duties as director and/or consultant, you will obtain knowledge or become aware of confidential business information of MBI. You shall not to use any such information and shall not disclose any such information to any third party and you shall not use any such information for any use or purpose other than those of MBI.

All inventions, discoveries, improvements, processes, technology and know-how (whether or not patentable and whether or not reduced to practice) and all work product and works of authorship arising directly or indirectly from the performance of your duties as director or consultant, and any rights to any registrations of intellectual property interests in same shall be the property of and, with your signature below, are hereby assigned to MBI.

I believe that you would be a very valuable addition to our team and hope that you will accept our offer. I look forward to hearing from you at your earliest convenience.

Yours truly,

/s/ ERINN B. BROSHKO
Erinn B. Broshko Chief Executive Officer Cellular: (604)306-4969

Agreed and acknowledged effective the date first written above:

/s/ DR. HEINER DREISMANN
Dr. Heiner Dreismann